February 22, 2007

Re: Notice Regarding Illinois Department of Revenue Alert and Potential Tax Obligations of Partnership Members

Dear Wells L.P. Investor:

We are writing to inform you that the Illinois Department of Revenue recently found that a significant number of partners in partnerships are not filing Illinois tax returns and not paying tax on the income that is earned in Illinois. Due to the level of noncompliance found, the state is expanding its review of information provided by partnerships filing Illinois returns. Wells Real Estate Fund XIII, L.P. owns a property in Illinois and files a partnership return with the state.

As a partner in Wells Real Estate Fund XIII, L.P., you may be contacted by the Illinois Department of Revenue concerning the filing of an Illinois tax return due to your investment. The Illinois tax information is provided in the supplemental information on Schedule K-1, which Wells has provided to you for your tax records each year. Beginning in tax year 2006, Wells Real Estate Fund XIII, L.P. also will be providing you a separate Illinois K-1, Schedule K-1-P. For your reference, enclosed is your copy of the Illinois K-1-P. We will continue to provide these in the future, as long as the Fund owns Illinois property.

Should you find that you need additional copies of your Form K-1 for any prior year, we will be happy to provide them to you at no charge upon your request. You may contact a Wells Client Services Specialist at 800-557-4830 Monday through Thursday, 8:15 a.m. to 6:30 p.m., or Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may e-mail us at investor.services@wellsref.com.

If you have any questions about this state initiative and its implications for your tax obligation, we suggest that you consult with your tax advisor regarding your personal situation as Wells does not render any legal or tax advice. We hope that this notification is helpful as you assess your Illinois tax obligations.

Thank you for investing with Wells Real Estate Funds.

Sincerely,

/s/ Richard Scott

Richard Scott

Vice President, Client Relations

Enclosure

cc: Financial Representative